Issuer Free Writing Prospectus dated October 10, 2017

Relating to Preliminary Prospectus Supplement dated October 10, 2017

Registration Statement No. 333-217734

Phillips 66 Partners LP

$500,000,000 3.750% Senior Notes due 2028
$150,000,000 4.680% Senior Notes due 2045

PRICING TERM SHEET

Issuer:	Phillips 66 Partners LP
Trade Date:	October 10, 2017
Settlement Date*:	October 13, 2017 (T+3)
Net Proceeds (before expenses and including accrued interest for the Additional 4.680% Senior Notes Due 2045):	$644,704,500

Title of Securities:	3.750% Senior Notes Due 2028	Additional 4.680% Senior Notes Due 2045
Principal Amount:	$500,000,000	$150,000,000. The notes offered hereby will be part of the same series of notes as the $300,000,000 aggregate principal amount of 4.680% Senior Notes due 2045 issued and sold by Phillips 66 Partners LP on February 23, 2015. Upon settlement, the notes will be treated as a single series with these existing notes, and the aggregate principal amount of the existing notes and notes offered hereby will be $450,000,000.

Coupon:	3.750%	4.680%

Maturity Date:	March 1, 2028	February 15, 2045

Public Offering Price:	99.620% of principal amount, plus accrued interest, if any, from October 13, 2017	100.024% of principal amount, plus accrued interest of $1,131,000 for the period from and including August 15, 2017 to, but excluding, October 13, 2017

Benchmark Treasury:	2.250% due August 15, 2027	3.000% due May 15, 2047

Spread to Benchmark Treasury:	+145 bps	+180 bps

Benchmark Treasury Price/Yield:	99-05+; 2.345%	102-13+; 2.878%

Reoffer Yield:	3.795%	4.678%

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2018	February 15 and August 15, commencing February 15, 2018

Interest Record Dates:	February 15 and August 15	February 1 and August 1

Make-Whole Call:	At any time prior to December 1, 2027, at T + 25 bps	At any time prior to August 15, 2044, at T + 30 bps

Par Call:	On or after December 1, 2027	On or after August 15, 2044

Expected/Current Ratings**:	Moody’s: Baa3 (Stable) Standard & Poor’s: BBB (Stable)	Moody’s: Baa3 (Stable) Standard & Poor’s: BBB (Stable)

Distribution:	SEC Registered	SEC Registered

CUSIP / ISIN:	CUSIP: 718549 AF5 ISIN: US718549AF57	CUSIP: 718549 AC2 ISIN: US718549AC27

Underwriters’ Fee:	0.650% of principal amount	0.875% of principal amount

Joint Book-Running Managers (for each series of notes):

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

* Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle T+3 (on October 13, 2017) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof should consult their own advisors.

** Note: These ratings are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated October 10, 2017 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or TD Securities (USA) LLC toll-free at 1-855-495-9846.